Exhibit 15.1

April 28, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the paragraphs contained within the section titled “Previous Independent Registered Public Accounting Firm” within Item 16-F of Gafisa S.A.’s 2013 Form 20-F dated April 28, 2014. We are in agreement with the statements contained therein, except that we have no basis to agree or disagree with the statement that Gafisa's Board of Directors participated in and approved the decision to change its independent registered public accounting firm.

ERNST & YOUNG
Auditores Independentes S.S.
CRC- 2SP015199/O-6

/s/ Daniel G. Maranhão Jr.	/s/ Marcos Alexandre S. Pupo
Daniel G. Maranhão Jr.	Marcos Alexandre S. Pupo
Accountant CRC1SP215856/O-5	Accountant CRC1SP221749/O-0